Exhibit 99.1

aaiPharma Announces Appointment of New Chief Financial Officer

Wilmington, N.C., November 30, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced the appointment of Mr. Matthew E. Czajkowski as Executive Vice President and Chief Financial Officer, reporting directly to Dr. Ludo Reynders, President and CEO.

Mr. Czajkowski, 55, joins aaiPharma having previously worked with POZEN Inc., where he served as Senior Vice President Finance and Administration and Chief Financial Officer. While with POZEN, he was responsible for managing the company’s finances, capital structure, financial reporting and administration. Prior to this, he was Managing Director of Societe Generale. Additionally, Mr. Czajkowski has held senior management positions with Goldman, Sachs & Co. and Wheat First Butcher Singer, Inc. Mr. Czajkowski received his bachelor’s degree from Harvard University and an MBA from Harvard Business School.

“Mr. Czajkowski has an exemplary set of financial skills and experiences. The combination of his experience as the CFO of a public growth-oriented pharmaceutical company and his banking background will provide us with much needed long-term leadership in our Corporate Finance Group,” said Dr. Reynders. “I want to thank Ms. Gina Gutzeit, Interim Chief Financial Officer, for all her contributions over the last six months. Ms. Gutzeit will remain with us as we transition her responsibilities to Mr. Czajkowski, which should be completed before year-end.”

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

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